FIELDPOINT PETROLEUM REPORTS THIRD QUARTER RESULTS

STRONG YEAR OVER YEAR OIL PRODUCTION MEETS COMPANY GOAL

AUSTIN, TX – (BUSINESS WIRE) – November 15, 2010 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today its quarterly financial results for the three and nine months ended September 30, 2010.

Ray Reaves, President and CEO of FieldPoint stated, “During this past quarter our oil and natural gas revenues increased 52% over the same period last year as a result of much higher production and increased oil and natural gas prices.  Quarterly net income and earnings per share were below our expectations primarily due to an unexpected increase in production expenses for the period.  Our product mix year to date has been 74% oil and 26% natural gas.  Our goal to further increase oil production will continue.”

Financial Highlights for the Three Months Ended September 30, 2010 Compared to the Three Months Ended September 30, 2009:

•

Total revenues increased 52% to $1,671,759 from $1,101,213;

•

Net Income increased to $240,102 from $149,753; and

•

Earnings per share, both basic and fully diluted, increased to $0.03 from $0.02.

Mr. Reaves continued, “Being positioned financially to allow management to continue to build our production base has allowed FieldPoint to benefit from the upward movement in oil prices so far this year, as compared to last year.  This strongly reinforces our commitment to continue to explore new acquisition opportunities, both in the form of oil and gas production and/or oil and gas drilling acreage.”

Oil and natural gas sales revenue increased 52% or $562,546 to $1,642,692 for the three month period ended September 30, 2010 from the comparable 2009 period.  This was due both to higher oil and natural gas commodity prices as well as an increase in oil sales volume.  Sales volumes increased 13% on a BOE basis, primarily due to production from the acquisitions of properties in the Vacuum and Block Fields during 2009 as well as the Korczak well completion.  The higher sales volumes account for approximately $243,000 of the increase in revenue. Average oil sales prices increased 25% to $78.40 for the three-month period ended September 30, 2010 compared to $62.72 for the three-month period ended September 30, 2009.  Average natural gas sales declined offset by an increase natural gas sales prices of 16% to $3.69 for the three month period ended September 30, 2010 compared to $3.18 for the three month period ended September 30, 2009.  The higher commodity prices accounted for approximately $319,000 of the increase in revenue.  We anticipate volumes to remain stable in the coming quarters as additional remedial work is completed.

Lease operating expenses increased 66% or $285,846 to $717,492 for the three month period ended September 30, 2010 from the comparable 2009 period.  This was primarily due to the increase in new wells acquired in 2009 and cost associated with mature field production, with increases in workover expense and remedial repairs in 2010 as compared to 2009.  The increased volumes accounted for approximately $55,000 of the increase in lease operating expenses.  Lifting cost per BOE increased by 47% or $8.97 to $27.92 for the period.  We anticipate lease operating expenses to increase over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation increased 15% or $35,000 to $270,000 for the three month period ended September 30, 2010 versus $235,000 in the 2009 comparable period.  This was primarily due to new wells acquired in 2009 which increased our depletable base.

General and administrative overhead cost increased 15% or $27,638 to $207,277 for the three-month period ended September 30, 2010 from the three-month period ended September 30, 2009.  This was primarily attributable to an increase in professional services such as consulting and administration services.  We anticipate general and administrative expenses to increase slightly in the coming quarters.

Other expense, net for the quarter ended September 30, 2010, was $62,888 compared to other income, net of $34,323 for the comparable 2009 period.  The change was primarily due to higher interest expense in 2010 as well as a realized gain of $73,463 from the sale of our short-term investments during the three months ending September 30, 2009.  The increase in interest expense resulted from the borrowings related to the property acquisitions in 2009.

Financial Highlights for the Nine Months Ended September 30, 2010 Compared to the Nine Months Ended September 30, 2009:

•

Total revenues increased 112% to $5,278,127 from $2,481,210;

•

Net Income increased to $1,113,169 from $15,349; and

•

Earnings per share, both basic and fully diluted, increased to $0.14 from $0.00.

Oil and natural gas sales revenues increased 115% or $2,764,704 to $5,174,715 for the nine-month period ended September 30, 2010 from $2,410,011 for the comparable 2009 period.   This was due primarily to the overall increase in oil and natural gas commodity pricing.  Sales volume increased 34% on a BOE basis, primarily due to additions of the South Vacuum and North Block properties in the 2009 period.  The higher sales volume accounted for approximately $977,000 of the increase in revenue.  Average oil sales prices increased 53% to $76.51 for the nine month period ended September 30, 2010 compared to $49.93 for the nine month period ended September 30, 2009.  Average natural gas sales prices increased 50% to $5.57 for the nine month period ended September 30, 2010 compared to $3.72 for the nine month period ended September 30, 2009.  The higher commodity prices accounted for approximately $1,787,000 of the increase in revenue.  We anticipate volumes to remain stable in the coming quarters as additional remedial work is complete.

Lease operating expenses increased 51% or $594,955 to $1,766,228 for the nine month period ended September 30, 2010 from the comparable 2009 period.  This was primarily due to the increase in additional repairs, workover expenses and production expenses associated with properties acquired in the 2009 period.  Lifting cost per BOE increased 12% or $2.43 to $22.36 for the period. We anticipate lease operating expense to increase over the following quarters due to production expenses associated primarily with the North Block properties.

Depletion and depreciation expense increased 42% to $835,000, compared to $587,000 for the comparable 2009 period.  This was primarily due to acquisitions that increased our depletable base from the same 2009 period.

General and administrative overhead cost increased 8% or $48,156 to $688,591 for the nine month period ended September 30, 2010 from the nine month period ended September 30, 2009.  This was attributable primarily to an increase in administrative services such as contract labor and consulting.  In coming quarters we anticipate general and administrative expenses to increase.

Other expense, net for the nine months ended September 30, 2010, was $184,139 compared to other income, net of $10,345 for the comparable 2009 period.  The change was primarily due to an increase in interest expense associated with our line of credit for the nine months ending September 30, 2010 as well as a realized gain of $73,463 in the 2009 period.  The increase in interest expense resulted from the borrowings related to the property acquisitions in 2009.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

                                                                        Unaudited

              September 30, 2010               December 31, 2009

Cash and cash equivalents        $     1,868,355

$           657,942

Total current assets

           $     3,095,073

$        1,859,395

Total assets

           $   18,978,207

$      18,184,311

Total current liabilities

           $        579,243

$           607,878

Total stockholders’ equity        $      9,164,935

$        8,675,081

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUE:
Oil and natural gas sales	$ 1,642,692	$ 1,080,146	$ 5,174,715	$ 2,410,011
Well operational and pumping fees	17,067	17,067	51,199	51,199
Disposal fees	12,000	4,000	52,213	20,000
Total revenue	1,671,759	1,101,213	5,278,127	2,481,210

COSTS AND EXPENSES:
Production expense	717,492	431,644	1,766,228	1,171,271
Depletion and depreciation	270,000	235,000	835,000	587,000
Accretion of discount on asset retirement obligations	20,000	22,000	60,000	38,000
General and administrative	207,277	179,639	688,591	640,435
Total costs and expenses	1,214,769	868,283	3,349,819	2,436,706

OPERATING INCOME	456,990	232,930	1,928,308	44,504

OTHER INCOME (EXPENSE):
Interest income	1,710	839	4,270	2,170
Interest expense	(64,598)	(30,131)	(188,409)	(66,143)
Unrealized loss on short-term investments	-	(9,848)	- -	-
Realized gain on sale of investments	-	73,463	- -	73,463
Miscellaneous income (expense)	-	-	-	855
Total other income (expense)	(62,888)	34,323	(184,139)	10,345

INCOME BEFORE INCOME TAXES	394,102	267,253	1,744,169	54,849
Income tax provision - current	(39,000)	-	(231,000)	-
Income tax provision - deferred	(115,000)	(117,500)	(400,000)	(39,500)
TOTAL INCOME TAX PROVISION	(154,000)	(117,500)	(631,000)	(39,500)

NET INCOME	$ 240,102	$ 149,753	$ 1,113,169	$ 15,349

NET INCOME PER SHARE:
BASIC	$ 0.03	$ 0.02	$ 0.14	$ 0.00
DILUTED	$ 0.03	$ 0.02	$ 0.14	$ 0.00

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,143,173	8,499,031	8,232,302	8,528,002
DILUTED	8,143,173	8,499,031	8,232,302	8,528,002